Exhibit 99.1
Vanguard Natural Resources, LLC and Encore Energy Partners LP Announce Merger Agreement

Houston, Texas (July 11, 2011) — Vanguard Natural Resources, LLC (NYSE: VNR) (“Vanguard”) and Encore Energy Partners LP (NYSE: ENP) (“Encore”) today announced the execution of a definitive agreement that would result in a merger whereby Encore would become a wholly-owned subsidiary of Vanguard’s operating company, Vanguard Natural Gas, LLC, through a unit-for-unit exchange.  Under the terms of the definitive agreement, Encore’s public unitholders would receive 0.75 Vanguard common units in exchange for each Encore common unit they own at closing, representing a premium of approximately 4.4% based on the closing prices of Encore common units and Vanguard common units on March 24, 2011, the last trading day before Vanguard announced its initial proposal to acquire all of the common units of Encore owned by the public and an approximately 51% premium over the December 31, 2010 purchase price paid to Denbury Resources, Inc. (NYSE: DNR) for 45.6% of the Encore common units.  The transaction would result in approximately 18.4 million additional common units being issued by Vanguard.  The terms of the definitive agreement were unanimously approved by the members of the Encore Conflicts Committee, who negotiated the terms on behalf of Encore and is comprised solely of independent directors.  In addition, Jefferies & Company, Inc., has issued a fairness opinion to the Encore Conflicts Committee stating that they believe the exchange ratio is fair, from a financial point of view, to the unaffiliated unitholders of Encore.  The members of the Vanguard Conflicts Committee, which is also comprised solely of independent directors, negotiated the terms on behalf of Vanguard and also voted unanimously in favor of the merger.  In addition, RBC Capital Markets has issued a fairness opinion to the Vanguard Conflicts Committee stating that they believe the exchange ratio is fair, from a financial point of view, to Vanguard.

“We are pleased to announce our agreement to combine these two companies in a transaction that would simplify our commercial activities and organizational structure as well as lower our overall cost of capital” said Scott W. Smith, president and chief executive officer of Vanguard.

The merger is expected to provide benefits to current Vanguard unitholders by, among other things:

•	streamlining Vanguard’s organizational structure, which enhances transparency for investors, while also reducing operating complexity and the company’s overall cost of capital;

•	creating an enterprise of significantly increased size and scale, improved overall operating reach and greater cash flow stability;

•	realizing meaningful cost synergies primarily from eliminating public company expenses associated with Encore;

•	expanding geographic reach and diversification from an operational and employee perspective, which should improve Vanguard’s ability to compete more aggressively for future acquisitions; and

•	maintaining Vanguard’s strong credit profile and liquidity position by completing the merger on the basis of an all-equity, unit-for-unit exchange.

“We fully support the combination of these two successful companies,” said John Jackson, chairman of the Encore Conflicts Committee. “We believe Encore’s public unitholders will benefit from Vanguard’s future growth potential.”

The merger is expected to benefit Encore’s public unitholders by, among other things:

•
providing Encore unitholders with a premium of approximately 4.4% through the exchange of 0.75 Vanguard common units for each Encore common unit based on the closing prices of Encore and Vanguard common units on March 24, 2011, the last trading day before Vanguard announced its initial proposal to acquire all of the common units of Encore owned by the public and an approximately 51% premium over the December 31, 2010 purchase price Vanguard paid to Denbury Resources, Inc. for 45.6% of the Encore common units;

•
eliminating the administrative services agreement, which currently requires Encore to pay an annual fee of approximately $6.5 million to its general partner in connection with providing certain administrative services;

•
providing Encore unitholders with ownership in a much larger and more diverse entity with an enterprise value of approximately $2.0 billion that has a stronger balance sheet and is capable of pursuing significantly larger and more meaningful growth opportunities; and

•	providing Encore unitholders with an opportunity to benefit from potential future unit price appreciation and increased cash distributions through ownership of Vanguard common units.

The completion of the merger is subject to approval by a majority of the outstanding Encore common units.  Vanguard’s operating company, Vanguard Natural Gas, LLC, already owns Encore’s general partner and approximately 45.6% of the Encore outstanding common units and has also executed the definitive agreement between Vanguard and Encore.  The completion of the merger is also subject to the approval of the issuance of additional Vanguard common units in connection with the merger by the affirmative vote of a majority of the votes cast by Vanguard unitholders.  Completion of the merger, assuming the requisite unitholder votes are obtained and subject to other customary terms and conditions, is expected to occur during the fourth quarter of 2011.  Distributions will continue to be paid by each company pursuant to their own cash distribution policies while the merger is pending.

Jefferies & Company, Inc. issued a fairness opinion to the Encore Conflicts Committee.  RBC Capital Markets issued a fairness opinion to the Vanguard Conflicts Committee.  Legal advisors for this transaction are Vinson & Elkins LLP for Vanguard, Potter Anderson & Corroon LLP for the Vanguard Conflicts Committee, and Bracewell & Giuliani LLP and Richards, Layton & Finger, P.A. for the Encore Conflicts Committee.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of natural gas and oil properties. The company’s assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin, the Permian Basin, and South Texas.  In addition, Vanguard owns, through its wholly-owned subsidiary Vanguard Natural Gas, LLC, 100% of the general partner of Encore and approximately 46% of the outstanding common units of Encore.  More information on Vanguard can be found at www.vnrllc.com.

About Encore Energy Partners LP

Encore Energy Partners LP is a publicly traded master limited partnership focused on the acquisition, production, and development of oil and natural gas properties.  Encore’s assets consist primarily of producing and non-producing oil and natural gas properties in the Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota and Montana, the Permian Basin in West Texas and New Mexico, and the Arkoma Basin in Arkansas and Oklahoma.  More information on Encore can be found at www.encoreenp.com.

INVESTOR NOTICE

In connection with the proposed merger, a registration statement of Vanguard, which will include a joint proxy statement of Vanguard and of Encore, a prospectus and other materials, will be filed with the Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS AND THESE OTHER MATERIALS REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VANGUARD, ENCORE AND THE PROPOSED MERGER.  A definitive joint proxy statement/prospectus will be sent to the unitholders of Encore seeking their approval of the proposed merger and to the unitholders of Vanguard seeking approval of the issuance of the Vanguard common units in the proposed merger.  Investors and unitholders may obtain a free copy of the joint proxy statement/prospectus (when it is available) and other documents containing information about Vanguard and Encore, without charge, at the SEC’s website at www.sec.gov.

Vanguard, Encore and Encore’s general partner, and their respective directors and certain of the respective executive officers of Vanguard and Encore’s general partner, may be deemed to be “participants” in the solicitation of proxies from the unitholders of Vanguard or Encore, as the case may be, in connection with the proposed merger.  Information about the directors and executive officers of the general partner of Encore is set forth in Encore’s Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC on March 1, 2011.  Information about the directors and executive officers of Vanguard is set forth in Vanguard’s Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC on March 8, 2011.  These documents can be obtained free of charge from the sources listed above.  Other information regarding the persons who may be “participants” in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

FORWARD LOOKING STATEMENTS

This document includes “forward-looking statements” as defined by the SEC.  All statements, other than statements of historical fact, included herein that address activities, events or developments that Vanguard or Encore expects, believes or anticipates will or may occur in the future, including anticipated benefits and other aspects of the proposed merger, are forward-looking statements.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, such as the required approvals by unitholders and regulatory agencies, the possibility that the anticipated benefits from the proposed merger cannot be fully realized, and the impact of competition, regulation and other risk factors included in the reports filed with the SEC by Vanguard and Encore.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  Except as required by law, neither Vanguard nor Encore intends to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com